Exhibit 99.1

Blink Charging Announces Second Quarter 2019 Financial Results

Leading Provider of Electric Vehicle Charging Equipment and Networked Charging Services Announces Increased Total Revenues, Hardware Sales and Network Fees for the Quarter ended June 30, 2019

MIAMI BEACH, FL (August 14, 2019): Blink Charging Co. (NASDAQ: BLNK, BLNKW) (“Blink” or the “Company”), a leading owner, operator and provider of electric vehicle (EV) charging station products and networked EV charging services, today announced unaudited financial results for the quarter ended June 30, 2019.

●	Total revenue for the quarter ended June 30, 2019 increased 15% to $715,828 from $624,418 for the quarter ended June 30, 2018

●	Hardware sales for the quarter ended June 30, 2019 increased 97% to $282,014 from $142,839 for the quarter ended June 30, 2018.

●	Network fee revenue for the quarter ended June 30, 2019 increase 36% to $76,359 as compared to $56,034 for the quarter ended June 30, 2018.

●	Blink’s electric vehicle charging network had approximately 153,288 registered members as of June 30, 2019 as compared to approximately 125,000 registered members as of June 30, 2018, representing a 23% increase year over year in registered network members.

●	Signed a multi-year agreement with Carasso Motors, the world’s oldest Renault importer and one of the largest (EV) charging equipment suppliers in Israel.

●	Focusing on upgrading and repairing first-generation equipment. Approximately 1,153 units have been repaired or replaced with second generation chargers during 2019.

●	The Blink IQ 200 has been approved for inclusion in New York’s Charge Ready NY Rebate initiative, a $31.6 million program which provides rebates of $4,000 per installation of Level 2 charging equipment.

●	Increased investment in marketing and sales support infrastructure correlating with the increased demand for the new Blink equipment. These efforts have focused on brand awareness, including live demonstrations of the latest equipment during industry tradeshows and reaching new host location audiences.

●	Blink customer service is now available 24 hours a day, seven days a week, providing Blink hosts, members and guest drivers immediate access to assistance anywhere across the U.S.

●	Our net loss for the quarter ended June 30, 2019 increased by $1,004,435 or 81%, to $2,237,220 as compared to $1,232,785 for the quarter ended June 30, 2018. The increase was primarily attributable to an increase in operating expenses of $679,601, a decrease in other income of $468,603, partially offset by an increase in gross profit of $143,769.

Michael D. Farkas, Chairman and Chief Executive Officer, stated “We continue to ramp up our sales and operations as charging infrastructure demand continues to increase in the United States and abroad. Blink is well positioned to take advantage of improving demand for charging in and outside the home and we have invested in our ability to grow the business rapidly as charging demand continues to ramp up.”

About Blink Charging:

Blink Charging Co. (NASDAQ: BLNK, BLNKW) is one of the leaders in nationwide public electric vehicle (EV) charging equipment and services.

Blink Charging designs, owns, operates and sells EV charging equipment under the Blink brand, as well as a number of other charging station equipment manufacturers including Chargepoint, General Electric (GE) and SemaConnect. Blink Charging also offers connectivity to the Blink Network, a cloud-based platform that operates, manages and tracks Blink’s EV charging stations and all associated data.

For more information about Blink, please visit www.BlinkCharging.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, and terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should” or other comparable terms, involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief or current expectations of Blink and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in Blink’s periodic reports filed with the SEC, and that actual results may differ materially from those contemplated by such forward-looking statements. Except as required by federal securities law, Blink undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

Blink Investor Relations Contact:

InvestorRelations@BlinkCharging.com

Blink Media Contact:

PR@BlinkCharging.com